Exhibit 16.1

Ernst & Young LLP 725 South Figueroa Street Los Angeles, CA 90017 Tel: 213.977.3200 Fax: 213.977.3152 www.ey.com

October 23, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 23, 2017, of Global Eagle Entertainment, Inc., and are in agreement with the statements contained in the first, third, and fourth paragraphs on page 1, and the first, second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

A member firm of Ernst & Young Global Limited